UNITED RETAIL GROUP ANNOUNCES SALES FOR FEBRUARY 2007

Rochelle Park, New Jersey, March 8, 2007 - United Retail Group, Inc. (NASDAQ-GM: “URGI”) today announced that net sales for the month of February 2007 decreased 2% to $28.6 million from $29.3 million in February 2006.

Comparable store sales for the month decreased 4%. Comparable store sales data does not include online sales from www.avenue.com. Online sales increased 63% for the month compared with February 2006.

Raphael Benaroya, the Company’s Chairman, President and Chief Executive Officer, commented: “Unusual weather impacted our recent sales results. This trend continued in February, as we experienced unseasonal fluctuations in temperatures in many parts of the country. However, during the month sales in stores in the most southern belt where the weather is warmer were better than those in the remainder of the country and were ahead of last year. This may be a positive indicator for our Spring assortments. Also, strong growth of online sales continued.”

He added: “We remain focused on our four key growth initiatives for 2007 and beyond. We are planning for increasing productivity in the existing stores, opening new stores, developing Avenue Body® aggressively, and maintaining growth in online sales from www.avenue.com. It is too early to tell how well our Spring assortments will do but I am optimistic about our prospects in 2007.”

About United Retail Group, Inc.

United Retail Group, Inc. is a specialty retailer of large-size women’s fashion apparel, footwear and accessories featuring AVENUE® brand merchandise. The Company operates 487 AVENUE® stores with 2,144,000 square feet of selling space, as well as the AVENUE.COM® website at www.avenue.com.

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The above release contains certain brief forward-looking statements concerning the Company’s operations and performance. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following additional factors, among others, could also affect the Company’s actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this release or otherwise made by management: threats of terrorism; war risk; shifts in consumer spending patterns, overall economic conditions; the impact of increased competition; variations in weather patterns; uncertainties relating to execution of the Company’s product repositioning strategy; store lease expirations; increases in interest rates; the ability to retain, hire and train key personnel; risks associated with the ability of the Company’s manufacturers to deliver products in a timely manner; political instability and other risks associated with foreign sources of production and increases in fuel costs.

The reports filed by the Company with the Securities and Exchange Commission contain additional information on these and other factors that could affect the Company’s operations and performance.

The Company does not intend to update the forward-looking statements contained in the above release, which should not be relied upon as current after today’s date.

Contact:	George R. Remeta	Investor Relations:
	Vice Chairman and Chief Administrative Officer	Cara O’Brien/Leigh Parrish Press: Melissa Merrill
	United Retail Group, Inc.	Financial Dynamics
	(201) 909-2110	(212) 850-5600